Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Employee Welfare Benefits Plan Committee of

John Bean Technologies Corporation:

We have issued our report dated June 25, 2008, with respect to the financial statements and supplemental schedule of the John Bean Technologies Corporation Savings and Investment Plan on Form 11-K from the inception of the Plan June 1, 2008 through the seven month period ended December 31, 2008. We hereby consent to the incorporation by reference of said report in the Registration Statement of John Bean Technologies Corporation on Form S-8 (File No. 333-152685, effective July 31, 2008).

/s/ Grant Thornton LLP

Chicago, Illinois

June 25, 2009